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Exhibit 23.01

INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-104418 of iSecuretrac Corp. on Form SB-2 of our report, dated January 17, 2003, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the captions "Experts" and "Selected Financial Data" in the Prospectus.


/s/ McGladrey & Pullen

Des Moines, Iowa
April 15, 2003

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of independent accounting and consulting firms.




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